Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (together with Exhibit A attached hereto, the “Agreement”) is entered as of February 5, 2020, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Company”), and Randolph W. Salisbury, a resident of the state of Georgia (“Executive”).

RECITALS:

WHEREAS, the Company and Executive hereby agree that Executive will serve as an officer of the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ Executive, and Executive, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.

2.	POSITION AND DUTIES

During the Term (as defined in Section 10 of this Agreement), Executive will be employed as Chief Sales and Marketing Officer of the Company and may also serve as an officer or director of affiliates of the Company for no additional compensation, as part of Executive’s services to the Company hereunder. While employed hereunder, Executive will do all things necessary, legal and incident to the above positions, and otherwise will perform such executive-level functions, as the Chief Executive Officer of the Company (the “CEO”), to whom Executive will report, or the Board of Directors of the Company (the “Board”) may establish from time to time.

3.	COMPENSATION AND BENEFITS

Subject to such modifications as may be contemplated by Exhibit A attached hereto and approved from time to time by the Board or the Compensation Committee of the Board (the “Committee”), and unless otherwise consented to by Executive, Executive will receive the compensation and benefits listed on the attached Exhibit A, which is incorporated herein and expressly made a part of this Agreement. Such compensation and benefits will be paid and provided by the Company in accordance with the Company’s regular payroll, compensation and benefits policies.

4.	EXPENSES

The Company will pay or reimburse Executive for all travel and out-of-pocket expenses reasonably incurred or paid by Executive in connection with the performance of Executive’s duties as an employee of the Company upon compliance with the Company’s procedures for expense reimbursement, including the presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require. All expenses eligible for reimbursements in connection with the Executive’s employment with the Company must be incurred by Executive during the term of employment and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year will not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement will be paid as soon as administratively practicable, but in no event will any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

5.	BINDING AGREEMENT

The Company warrants and represents to Executive that the Company, acting by the officer executing this Agreement on its behalf of the Company, has the full right and authority to enter into this Agreement and to perform all of its obligations hereunder.

6.	OUTSIDE EMPLOYMENT

Executive will devote Executive’s full time and attention to the performance of the duties incident to Executive’s position with the Company, and will not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Executive’s duty to devote Executive’s full time and attention to Company matters; provided, however, that the foregoing will not prevent Executive from participation in any charitable or civic organization or, subject to CEO consent, which consent will not be unreasonably withheld, from service in a non-executive capacity on the boards of directors of up to two (2) other companies that does not interfere with Executive’s performance of the duties and responsibilities to be performed by Executive under this Agreement.

7.	CONFIDENTIAL INFORMATION AND TRADE SECRETS

The Company is in the business of providing solutions, including comprehensive suites of health information management solutions relating to enterprise content management, computer assisted coding, business analytics, clinical analytics, patient scheduling and integrated workflow systems, that help hospitals, physician groups and other healthcare organizations improve efficiencies and business processes across the enterprise to enhance and protect revenues, offering a flexible, customizable way to optimize the clinical and financial performance of any healthcare organization (the “Business”).

For the purpose of this Agreement, “Confidential Information” will mean any written or unwritten information which relates to or is used in the Company’s Business (including, without limitation, the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computers, engineering, research, development, applications, financial information, information regarding services and products in development, market information, including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Company, and the customers, clients, suppliers and others with whom the Company does or has in the past done, business (including any information about the identity of the Company’s customers or suppliers and written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans or any other Confidential Information, which the Company deems confidential and proprietary and which is generally not known to others outside the Company and which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable; provided, however, that “Confidential Information” will not include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Executive has lawfully acquired from a source other than through his employment with the Company, or information which is required to be disclosed pursuant to any law, regulation or rule of any governmental body or authority or court order (in which event Executive will immediately notify the Company of such requirement or order so as to give the Company an opportunity to seek a protective order or other manner of protection prior to production or disclosure of the information). Executive acknowledges that Confidential Information is novel and proprietary to and of considerable value to the Company.

Confidential Information will also include confidential information of third parties, clients or prospective clients that has been provided to the Company or to Executive in conjunction with Executive’s employment, which information the Company is obligated to treat as confidential. Confidential Information does not include information voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company, or which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

Executive acknowledges that all Confidential Information is the valuable, unique and special asset of the Company and that the Company owns the sole and exclusive right, title and interest in and to this Confidential Information.

(a)                     To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive will, during Executive’s employment and for as long thereafter as the Confidential Information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law) protect and maintain the confidentiality of these trade secrets and refrain from disclosing, copying or using the trade secrets without the Company’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Company.

(b)                    To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive will not, during Executive’s employment and thereafter for a period of two (2) years, disclose, or cause to be disclosed in any way, Confidential Information, or any part thereof, to any person, firm, corporation, association or any other operation or entity, or use the Confidential Information on Executive’s own behalf, for any reason or purpose except as necessary in the performance of his duties while employed with the Company. Executive further agrees that, during Executive’s employment and thereafter for a period of two (2) years, Executive will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of Confidential Information, except on behalf of the Company in Executive’s capacity as an employee of the Company. Executive will take all reasonable care to avoid unauthorized disclosure or use of the Confidential Information. Executive agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by the Company.

Executive agrees that, upon the request of the Company, or in any event immediately upon termination of his employment for whatever reason, Executive will immediately deliver up to the Company or its designee all Confidential Information in Executive’s possession or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies thereof, relating to or containing Confidential Information. Executive does not have, nor can Executive acquire, any property or other rights in Confidential Information.

8.	PROPERTY OF THE COMPANY

All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions, conceived by Executive, alone or with others, during the term of Executive’s employment with the Company, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Company’s Business operations or that relate to any work or projects of the Company, are and will remain the exclusive property of the Company. Inventions, improvements and discoveries relating to the Business of the Company conceived or made by Executive, either alone or with others, while employed with the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole property of the Company. The Executive will promptly disclose in writing any such matters to the Company but to no other person without the consent of the Company. Executive hereby assigns and agrees to assign all right, title and interest in and to such matters to the Company. Executive will, upon request of the Company, execute such assignments or other instruments and assist the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.

9.	PROTECTIVE COVENANTS

(a)                     Non-Solicitation of Customers or Clients. During Executive’s employment and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, Executive agrees not to solicit, directly or indirectly (including by assisting others), any business from any of the Company’s customers or clients, including actively sought prospective customers or clients, with whom Executive has had material contact during Executive’s employment with the Company, for the purpose of providing products or services that are competitive with those provided by the Company. As used in this paragraph, “material contact” means the contact between Executive and each customer, client or vendor, or potential customer, client or vendor (i) with whom or which Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Executive, (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which products or services results or resulted in compensation, commissions or earnings for Executive within two (2) years prior to the date of the Executive’s termination.

(b)                    Non-Piracy of Employees. During Executive’s employment and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, Executive covenants and agrees that Executive will not, directly or indirectly, within the Territory, as defined below: (i) solicit, recruit or hire (or attempt to solicit, recruit or hire) or otherwise assist anyone in soliciting, recruiting or hiring, any employee or independent contractor of the Company who performed work for the Company and worked with Executive within the last year of Executive’s employment with the Company, or (ii) otherwise encourage, solicit or support any such employee or independent contractor to leave his or her employment or engagement with the Company.

(c)                     Non-Compete. During Executive’s employment with the Company and for a period of two (2) years following the date of any voluntary, or one (1) year following the date of any involuntary, termination of Executive’s employment for any reason, and provided that the Company is not in default of its obligations specified in Sections 11 and 13 hereof, Executive agrees not to, directly or indirectly, compete with the Company, as an officer, director, member, principal, partner, shareholder, owner, manager, supervisor, administrator, employee, consultant or independent contractor, by working for a competitor to, or engaging in competition with, the Business, in the Territory, in a capacity in which Executive performs duties and responsibilities that are the same as or similar to the duties performed by Executive while employed by the Company, provided that the foregoing will not prohibit Executive from owning not more than five percent (5%) of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The “Territory” will be defined to be that geographic area comprised of the following states in the United States of America, the District of Columbia, the Canadian provinces of Quebec and Alberta:

Alabama	Indiana	Nebraska	South Carolina
Alaska	Iowa	Nevada	South Dakota
Arizona	Kansas	New Hampshire	Tennessee
Arkansas	Kentucky	New Jersey	Texas
California	Louisiana	New Mexico	Utah
Colorado	Maine	New York	Vermont
Connecticut Delaware	Maryland	North Carolina	Virginia
Florida	Massachusetts	North Dakota	Washington
Georgia	Michigan	Ohio	West Virginia

Hawaii	Minnesota	Oklahoma	Wisconsin
Idaho	Mississippi	Oregon	Wyoming
Illinois	Missouri	Pennsylvania
	Montana	Rhode Island

; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is now applicable as the area in which the Company does or will do business during the term of Executive’s employment, and the Company and Executive agree that this non-compete covenant will ultimately be construed to cover only so much of such Territory as relates to the geographic areas in which the Executive does business for and on behalf of the Company within the two (2)-year period preceding termination of Executive’s employment.

10.	TERM

Unless earlier terminated pursuant to Section 11 herein, the term of this Agreement will be for a period beginning on the effective date specified in Exhibit A and ending on February 1, 2021 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew in successive six (6)-month periods (each a “Renewal Period”), unless Executive or the Company notifies the other party at least sixty (60) days prior to the end of the Initial Term or the applicable Renewal Period that this Agreement will not be renewed. The Initial Term, and, if this Agreement is renewed in accordance with this Section 10, each Renewal Period, will be included in the definition of “Term” for purposes of this Agreement. Unless waived in writing by the Company, the requirements of Section 7 (Confidential Information and Trade Secrets), Section 8 (Property of the Company) and Section 9 (Protective Covenants) will survive the expiration or termination of this Agreement or Executive’s employment for any reason.

11.	TERMINATION

(a)                     Death. This Agreement and Executive’s employment hereunder will be terminated on the death of Executive, effective as of the date of Executive’s death. In such event, the Company will pay to the estate of Executive the sum of (i) accrued but unpaid base salary earned prior to Executive’s death (to be paid in accordance with normal practices of the Company) and (ii) expenses incurred by Executive prior to his death for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post-termination benefits.

(b)                  Continued Disability. This Agreement and Executive’s employment hereunder may be terminated, at the option of the Company, upon a Continued Disability (as defined herein) of Executive. For the purposes of this Agreement, and unless otherwise required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Continued Disability” will be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Executive will have been unable to perform Executive’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Executive is unable to perform the essential functions of Executive’s job will be made by the Board or the Committee in its reasonable discretion; provided, however, that if Executive is not satisfied with the decision of the Board or the Committee, Executive will submit to examination by three (3) competent physicians who practice in the metropolitan area in which the Company maintains its principal executive office, one of whom will be selected by the Company, another of whom will be selected by Executive, with the third to be selected by the physicians so selected. The determination of a majority of the physicians so selected will supersede the determination of the Board or the Committee and will be final and conclusive. In the event of the termination of Executive’s employment due to Continued Disability, the Company will pay to Executive the sum of (i) accrued but unpaid base salary earned prior to the date of the Executive’s termination of employment due to Continued Disability (paid in accordance with the normal practices of the Company), and (ii) expenses incurred by Executive prior to his termination of employment for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post-termination benefits.

(c)                     Termination by the Company for Good Cause, by Executive Other Than for Good Reason, or upon Non-Renewal of the Term by Executive. Notwithstanding any other provision of this Agreement, the Company may at any time terminate this Agreement and Executive’s employment hereunder for Good Cause, Executive may at any time terminate his employment other than for Good Reason (as defined in Section 11(d) herein), or Executive may notify the Company that he will not renew the Term. For this purpose, “Good Cause” will include the following: the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony or which adversely impacts the business or reputation of the Company; fraud; misappropriation or embezzlement of Company funds or property; willful misconduct or grossly negligent or reckless conduct which is materially injurious to the reputation, business or business relationships of the Company; material violation or default on any of the provisions of this Agreement; or material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the Board, which failure continues for at least thirty (30) days after written notice from the Company to Executive. Notice of a termination by the Company for Good Cause will be delivered in writing to Executive stating the Good Cause for such action. If the employment of Executive is terminated by the Company for Good Cause, if Executive terminates employment for any reason other than for Good Reason (including, but not limited to, resignation), or if Executive notifies the Company he will not renew the Term, then, the Company will pay to Executive the sum of (i) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), and (ii) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post- termination benefits.

(d)                    Termination by the Company without Good Cause or by Executive for Good Reason. The Company may terminate this Agreement and Executive’s employment at any time, including for reasons other than Good Cause (as “Good Cause” is defined in Section 11(c) above), Executive may terminate his employment at any time, including for Good Reason, or the Company may elect not to renew the Term. For the purposes herein, “Good Reason” will mean (i) a material diminution of Executive’s base salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement; provided that Executive’s termination will not be treated as for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition and the Company fails to remedy such condition within thirty (30) days following the Company’s receipt of such notice. In the event that (i) the Company terminates the employment of Executive during the Term for reasons other than for Good Cause, death or Continued Disability or (ii) Executive terminates employment for Good Reason, then the Company will pay Executive the sum of (A) accrued but unpaid salary through the termination date paid in accordance with the normal practices of the Company, (B) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and (C) provided that Executive is not in default of his obligations under Section 7, 8, or 9 herein, an amount equal to twelve (12) months’ base salary ((A) through (C), being hereinafter referred to, collectively, as the “Separation Benefits”). In such event, the payments described in (C) in the preceding sentence will be made following Executive’s execution (and non-revocation) of a form of general release of claims as is acceptable to the Board or the Committee if the general release form is provided to the Executive within one (1) month of the Executive’s date of termination, in accordance with the normal payroll practices of the Company; provided that the portion of the severance payment described in clause (C) above that exceeds the “separation pay limit,” if any, will be paid to the Executive in a lump sum payment within thirty (30) days following the date of Executive’s termination of employment (or such earlier date following the date of Executive’s termination of employment, if any, as may be required under applicable wage payment laws), but in no event later than the fifteenth (15th) day of the third (3rd) month following the Executive’s date of termination. The “separation pay limit” will mean two (2) times the lesser of: (1) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which Executive's date of termination of employment occurs (adjusted for any increase during that calendar year that was expected to continue indefinitely if Executive had not terminated employment); and (2) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his termination of employment occurs. The lump-sum payment to be made to Executive pursuant to this Section 11(d) is intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-1(b)(4) for short-term deferrals. The remaining portion of the severance payment described in clause (C) above will be paid in periodic installments over the fifteen (15)-month period commencing on the first post-termination payroll date following expiration of the revocation period described above and will be paid in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, in no event will such remaining portion of the severance payment described in clause (C) above be paid to Executive later than December 31 of the second calendar year following the calendar year in which Executive's date of termination of employment occurs. The payments to be made to Executive pursuant to the immediately preceding sentence are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-1(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption). For the sake of clarity, no election by the Company not to renew the Term will trigger any rights to severance or other benefits.

(e)                      Payment of COBRA Premiums. In the event that the Company terminates Executive’s employment for any reason other than Good Cause or Executive terminates his employment for Good Reason, then, provided that Executive timely elects to receive continued coverage under the Company’s group medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for the period commencing on the date of Executive’s termination and continuing until the earlier of the end of the six (6)-month period following his termination date or the first of the month immediately following the Company’s receipt of notice from Executive terminating such coverage, Executive (and any qualified dependents) will be entitled to coverage under such plans (as may be amended during the period of coverage) in which Executive was participating immediately prior to the date of his termination of employment (the “COBRA Coverage”). The cost of the premiums for such coverage will be borne by the Company, except that Executive will reimburse the Company for premiums becoming due each month with respect to such coverage in an amount equal to the difference between the amount of such premiums and the portion thereof currently being paid by Executive. Executive’s portion of such premiums will be payable by the first of each month commencing the first month following the month in which his termination of employment occurs. The period during which Executive is being provided with health insurance under this Agreement at the Company’s expense will be credited against Executive’s period of COBRA coverage, if any. Further, if at any time during the period Executive is entitled to premium payments under this Section 11(e), Executive becomes entitled to receive health insurance from a subsequent employer, the Company’s obligation to continue premium payments to Executive shall terminate immediately.

12.	ADVICE TO PROSPECTIVE EMPLOYERS

If Executive seeks or is offered employment by any other company, firm or person during his employment or during the post- termination restricted periods, he will notify the prospective employer of the existence and terms of the non-competition and confidentiality agreements set forth in Sections 7 and 9 of this Agreement. Executive may disclose the language of Sections 7 and 9 but may not disclose the remainder of this Agreement.

13.	CHANGE IN CONTROL

(a)                     In the event of a Change in Control (as defined herein) of the Company, (i) all stock options, restricted stock, and all other equity awards granted to Executive prior to the Change in Control will immediately vest in full, (ii) if, within ninety (90) days prior to a Change in Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability, or Executive terminates employment for Good Reason, then, the Company will (x) pay the Executive the sum of (A) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), (B) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and (C) provided that Executive is not in default of his obligations under Section 7, 8, or 9 herein, an amount equal to twelve (12) months’ base salary ((A) through (C), being hereinafter referred to, collectively, as the “Change in Control Separation Benefits”) and (y) provide the COBRA Coverage, and all other stock options, restricted stock, and other equity awards granted to Executive will immediately vest in full as of the date of termination and will remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment, and (iii) if, within twelve (12) months following a Change in Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability or Executive terminates employment for Good Reason, then (a) the Company will provide the Change in Control Separation Benefits and the COBRA Coverage, and (b) all stock options, restricted stock, and other equity awards granted to Executive will immediately vest in full as of the date of termination and will remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment. In the event Executive seeks to terminate his employment for Good Reason, such termination will not be treated for purposes of this Section 13 as a termination for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition and the Company fails to remedy such condition within thirty (30) days following the Company’s receipt of such notice.

(b)                    For purposes of this Agreement, “Change in Control” means any of the following events:

(i)        A change in control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof and any successor provision of the regulations under the Exchange Act, whether or not the Company is then subject to such reporting requirements; or

(ii)        Any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act but excluding any employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than one half (1/2) of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or

(iii)      The Company sells all or substantially all of the assets of the Company; or

(iv)       The consummation of a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the Company’s 2013 Second Amended and Restated Stock Incentive Plan or other successor stock plan or results in the occurrence of any event described in Sections 13(b) (i), (ii) or (iii) above.

(c)                    Notwithstanding anything to the contrary contained in this Agreement, in the event any amounts payable hereunder would be considered to be excess parachute payments for purposes of the amount payable following the occurrence of a Change of Control that is treated as a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company for purposes of Code Sections 280G and 4999, those payments that are treated for purposes of Code Section 280G as being contingent on a “change in the ownership or effective control” (as that phrase is used for purposes of Code Section 280G) of the Company will be reduced, if and to the extent necessary, so that no payments under this Agreement are treated as excess parachute payments.

14.	ACKNOWLEDGEMENTS

The Company and Executive each hereby acknowledge and agree as follows:

(a)                     The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 and 9 hereof, are reasonable in duration, the activities proscribed, and geographic scope;

(b)                    In the event of a breach or threatened breach by Executive of any of the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 or 9 hereof, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive, the Company will be entitled to injunctive relief from a court of competent jurisdiction or the arbitrator; and

(c)                     The time period, proscribed activities, and geographical area set forth in Section 9 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period, scope of activities, or geographical area, they will be valid and enforceable to such extent and in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated will not include any period of violation or period of time required for litigation to enforce such restriction or covenant.

15.	NOTICES

Any notice or communication required or permitted hereunder will be given in writing and will be sufficiently given if delivered personally or sent by telecopy to such party addressed as follows:

(a)	In the case of the Company, if addressed to it as follows:

Streamline Health Solutions, Inc.

1175 Peachtree Street NE

10th Floor

Atlanta, Georgia 30361

Attn: Chief Executive Officer

(b)	In the case of Executive, if addressed to Executive at the most recent address on file with the Company.

Any such notice delivered personally will be deemed to have been received on the date of such delivery. Any address for the giving of notice hereunder may be changed by notice in writing.

16.	ASSIGNMENT, SUCCESSORS AND ASSIGNS

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may his duties hereunder be delegated, by Executive. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Company” will then be deemed to include the successor or affiliated business or corporation to which the Company, assigned or otherwise transferred its rights hereunder.

17.	MODIFICATION

This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by each of the parties hereto.

18.	SEVERABILITY

The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions hereof, and the parties will use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement. If the parties are unable to reach such agreement, then the provisions will be modified as set forth in Section 14(c) above. Any failure to enforce any provision of this Agreement will not constitute a waiver thereof or of any other provision hereof.

19.	COUNTERPARTS

This Agreement may be signed in counterparts (and delivered via facsimile transmission or by digitally scanned signature delivered electronically), and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

20.	ENTIRE AGREEMENT

This constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to such subject matter.

21.	DISPUTE RESOLUTION

Except as set forth in Section 14 above, any and all disputes arising out of or in connection with the execution, interpretation, performance or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), will be submitted to and resolved by arbitration. The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Either party may notify the other party at any time of the existence of a controversy potentially requiring arbitration by certified mail, and the parties will attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration will be Atlanta, Georgia.

/s/ RWS	/s/ WTG
Initial by Executive	Initial by the Company

22.	GOVERNING LAW; FORUM SELECTION

The provisions of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of Georgia and the laws of the United States applicable therein. Executive acknowledges and agrees that Executive is subject to personal jurisdiction in state and federal courts in Fulton County, Georgia, and waives any objection thereto.

23.	CODE SECTION 409A

Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Company that such benefits will, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement will, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply will not be permitted unless such deferrals follow Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment that is deemed to be deferred compensation under Code Section 409A to be made to the Executive upon a separation from service may not be made before the date that is six (6) months after Executive’s separation from service (or death, if earlier). To the extent that Executive becomes subject to the six (6)-month delay rule, all payments that would have been made to Executive during the six (6) months following his separation from service that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to Executive during the seventh (7th) month following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions will, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement will be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder will be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents will be liable to any participant or other person for actions, decisions or determinations made in good faith.

24.	WITHHOLDING.

The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Wyche T. “Tee” Green, III
Wyche T. “Tee” Green, III
President & Chief Executive Officer

EXECUTIVE

By:	/s/ Randolph W. Salisbury
Randolph W. Salisbury

[Signature Page to R. Salisbury - Employment Agreement]

EXHIBIT A TO EMPLOYMENT AGREEMENT (THE “AGREEMENT”) DATED AS OF FEBRUARY 5, 2020, BETWEEN STREAMLINE HEALTH SOLUTIONS, INC. AND RANDOLPH W. SALISBURY -- COMPENSATION AND BENEFITS

1.	Effective Date. This agreement will be effective as of February 1, 2020 (with the exception of the Management Override (as defined below)).

2.	Base Salary. Base Salary will be paid at an annualized rate of $275,000, which will be subject to annual review and adjustment by the Compensation Committee or the Board but will not be reduced below $275,000 without the consent of Executive. Such amounts will be payable to Executive in accordance with the normal payroll practices of the Company.

3.	Annual Bonus. If Executive remains employed by the Company on March 16, 2020, Executive shall be entitled to a stated bonus of $68,500, payable on March 16, 2020, for the fiscal year ended January 31, 2020 (and, for the avoidance of doubt, Executive shall not be entitled to any other bonus or incentive compensation, or to participate in any bonus program for the fiscal year ended January 31, 2020). A target annual bonus and target goals will be set by the Compensation Committee annually and based on a combination of individual and Company performance. Target annual bonus (prorated for any partial period) for the fiscal year ended January 31, 2021 will be thirty percent (30%) of Executive’s then current annual base salary. The annual bonus will be paid pursuant to such conditions as are established by the Compensation Committee and, to the extent payable under a bonus plan, subject to such terms and conditions as may be set out in such plan. The annual bonus will, if payable, be paid in cash no later than March 14 of the fiscal year following the fiscal year during which Executive’s right to the annual bonus vests.

4.	Benefits. Executive will be eligible to participate in the Company’s benefit plans on the same terms and conditions as provided for other Company executives, subject to all terms and conditions of such plans as they may be amended from time to time and will accrue vacation days and personal days totaling an aggregate of twenty (20) days per annum prorated for fiscal year ended January 31, 2021.

5.	Grant of Restricted Stock. Executive will receive a grant of 100,000 shares of restricted stock on the date of the execution of the Agreement. The vesting of such shares will occur in four (4) quarterly installments over the first year of the Agreement. Such grant will be made pursuant to, and otherwise subject to, the terms and conditions of the Company’s Third Amended and Restated 2013 Stock Incentive Plan and the related restricted stock grant agreement.

6.	Management Override. Executive will be eligible for additional bonus compensation based upon a percentage of sales made by the Company, which such total sales shall be assessed based upon the annual contract value of bookings (the “Management Override”). Beginning on January 24, 2020, and ending on January 31, 2021, Executive is eligible to receive a Management Override of 2.5%, which will be subject to annual review and adjustment by the Compensation Committee or the Board without the consent of Executive. Compensation paid under this paragraph 6 will be paid consistent with similar incentive plans (i.e., the annual Regional Vice President of Sales incentive plan), as updated from time to time.

In addition, for the period beginning on January 24, 2020, and ending January 31, 2021, Executive is eligible to receive bonus compensation of $20,000 if the Company achieves $1,000,000 in total sales based upon the annual contract value of bookings for the Company’s eValuator product. Such bonus will be payable upon the satisfaction of the $1,000,000 threshold.

7.	Signing Bonus. Executive will receive a signing bonus of $10,000 following execution of the Agreement.